Exhibit 23.1

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM
morrison & foerster llp

beijing, berlin, brussels, denver,
hong kong, london, los angeles,
new york, northern virginia,
palo alto, sacramento, san diego,
san francisco, shanghai, singapore,
tokyo, washington, d.c.

April 30, 2015

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada M5J 2J5

Re: Royal Bank of Canada – Medium-Term Notes, Series G

Ladies and Gentlemen:

Royal Bank of Canada, a bank organized under the laws of Canada (the “Bank”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3, file number 333-203433, for the purpose of registering under the Securities Act of 1933, as amended, among other securities, the Company’s Senior Global Medium-Term Notes, Series G (the “Notes”), to be issued from time to time pursuant to the Indenture, dated as of October 23, 2003, as supplemented by the First Supplemental Indenture, dated as of July 21, 2006, and by the Second Supplemental Indenture, dated as of February 28, 2007, between the Bank and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor to the corporate trust business of JP Morgan Chase Bank, N.A.), as Trustee.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in a product supplement, product prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP